Filed Pursuant to Rule 424(b)(7)

Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

402,447,679 Class A Shares
Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014, April 1, 2015, July 1, 2015, October 1, 2015, December 22, 2015 and January 4, 2016 (as supplemented, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

On or about January 29, 2016, (i) KAFU Holdings, L.P. (“KAFU”) exercised the Exchange Right with respect to 1,524,204 of its Class B shares, AAP units and general partner units and then distributed the resulting 1,524,204 Class A shares to certain of the selling shareholders listed below and (ii) KAFU Holdings (QP), L.P. (“KAFU QP”) exercised the Exchange Right with respect to 1,614,226 of its Class B shares, AAP units and general partner units and then distributed the resulting 1,614,226 Class A shares to certain of the selling shareholders listed below.  We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering		Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby		Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings, L.P.(1)	4,686,974		*	4,686,974		—	—
Buena Vista Three Investment Corporation(2)	1,263,033	(3)	*	1,247,316	(3)	15,717	*
Lakeside Enterprises, L.P.(4)	249,463		*	249,463		—	—
William Scott Robertson & Karen Toskos Robertson JTWROS	19,386		*	19,386		—	—
Katharine Hall	10,299	(5)	*	6,031	(5)	4,268	*
David Martin Hall	2,008		*	2,008		—	—
KAFU Holdings (QP), L.P.(6)	83,621,611		13.5%	83,621,611		—	—
Dan Sandel Trust dtd 2/8/89 Dan S. Sandel, TTEE(7)	587,239		*	587,239		—	—
David Shladovsky	371,015	(8)	*	366,515	(8)	4,500	*
John C. Frey & Kristi V. Frey JTWROS	285,494		*	285,494		—	—
Stephen N. Smith	123,998		*	123,998		—	—
Terrence Jerome Quinn	105,868		*	105,868		—	—
Marilynn Moscrip Garcia	54,645		*	54,645		—	—
Paul Blank	25,628		*	25,628		—	—
Ara G. Ghazarian and Linda Day Ghazarian, Trustees of the Ghazarian Living Trust u/t/d May 9, 2013(9)	28,181	(10)	*	25,019	(10)	3,162	*
Paul Stapleton and Noot Stapleton, TTEES Stapleton Family 2010 Trust dtd 5/1/2010(11)	14,750		*	14,750		—	—
Woody Creek Investment LP(12)	13,095		*	13,095		—	—
Stifel Nicolaus Custodian for Karen T. Robertson IRA	3,609		*	3,609		—	—
Pensco Trust Company FBO Asha Garfield IRA R/O	2,495		*	2,495		—	—
Harry H. Hallowell & Lynne M. Hallowell - JTWROS	2,357		*	2,357		—	—
Stifel Nicolaus Custodian for W. Scott Robertson IRA	2,120		*	2,120		—	—
David Andre Verbance, Jr.(13)	1,394		*	1,394		—	—

*	Less than one percent.
(1)

Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Kayne Anderson Capital Advisors, L.P. (“KACALP”) serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)

Kenneth H. Iscol, President of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Iscol disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(3)	The selling shareholder received 1,247,316 Class A shares in the transfer from KAFU; 15,717 Class A shares were previously owned.
(4)

Jill Tate Higgins, general partner of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. Higgins disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(5)	The selling shareholder received 6,031 Class A shares in the transfer from KAFU; 4,268 Class A shares were previously owned.
(6)

Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, portfolio manager of the selling shareholder, and Richard Kayne, controlling owner of the manager of the selling shareholder, KACALP, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(7)

Dan Sandel, trustee of the selling shareholder, exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Sandel disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(8)	The selling shareholder received 366,515 Class A shares in the transfer from KAFU QP; 4,500 Class A shares were previously owned.
(9)

Ara G. Ghazarian and Linda Day Ghazarian, trustees of the selling shareholder, exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(10)	The selling shareholder received 25,019 Class A shares in the transfer from KAFU QP; 3,162 Class A shares were previously owned.
(11)

Paul Stapleton and Noot Stapleton, trustees of the selling shareholder, exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(12)

Jennifer Crossett, manager of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. Crossett disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(13)

The selling shareholder has advised us that he is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.